Exhibit 99.1

ARCH CAPITAL GROUP LTD.

PROVIDES PRELIMINARY INFORMATION ON 2008 FOURTH QUARTER RESULTS

HAMILTON, BERMUDA, JANUARY 29, 2009 — Arch Capital Group Ltd. [Nasdaq: ACGL] today announced that it expects to report after-tax operating income available for common shareholders in the range of $75 million to $90 million for the 2008 fourth quarter.  These amounts reflect an increase of approximately $160 million in the Company’s net loss estimate for Hurricane Ike (after reinsurance recoveries and net of reinstatement premiums).  The updated loss estimate is based on increased estimates of industry insured losses of $18 billion to $21 billion, as well as from additional information from clients reflecting larger losses than initial estimates.  Approximately two thirds of the increase resulted from the Company’s expected claims in the onshore and offshore energy lines of business.

The Company also announced that it expects that the aggregate pre-tax net unrealized and realized losses on its investment portfolio and equity in net losses of investment funds accounted for using the equity method will be in the range of $150 million to $160 million (excluding the effects of net foreign exchange losses) for the 2008 fourth quarter, which represent approximately 1.5% to 1.6% of the Company’s total investable assets.  Of such aggregate losses, approximately $174 million related to the Company’s investments in U.S. and Euro-denominated bank loan funds accounted for using the equity method.  This resulted from the extreme volatility in the capital and credit markets during September, October and November 2008 as the mark-to-market values of the secured loans underlying the holdings in such funds declined significantly.  The remainder of the Company’s investments produced a net unrealized gain during the period.

The Company’s investment portfolio, which consists of approximately $10 billion of investable assets at December 31, 2008, continues to be comprised primarily of high quality fixed income securities, with no collateralized debt obligations (CDOs), collateralized loan obligations (CLOs) or credit default swaps (CDSs).  The Company’s portfolio does not include ownership of common stock or preferred stock of any publicly-traded issuers and essentially includes no investments in hedge funds or private equity funds.

All of the estimates contained in this release are unaudited and based on preliminary information available on the date of this release.  Actual results may differ materially from these estimates.  Hurricane loss estimates are derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company’s clients and brokers to date and a review of the Company’s in-force contracts.  The Company’s actual losses from this event may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of the available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues.  In particular, the models used for offshore energy risks are relatively new and may be subject to even greater variability.  In addition, actual losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.

Arch Capital Group Ltd., a Bermuda-based company, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries may include forward-looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements.

Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and our ability to maintain and improve our ratings; investment performance; the loss of key personnel; the adequacy of our loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; our ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses we have acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to us of reinsurance to manage our gross and net exposures; the failure of others to meet their obligations to us; and other factors identified in our filings with the U.S. Securities and Exchange Commission.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Arch Capital Group Ltd.
John D. Vollaro
(441) 278-9250